Exhibit 99.1
VSE Declares a $0.08 per Share Cash Dividend

Board Authorizes 14% Increase in Payout Rate

ALEXANDRIA, VA, May 2, 2012 (BUSINESS WIRE) --VSE Corporation (Nasdaq GS: VSEC) reported today that the Company's Board of Directors has declared a quarterly dividend of $0.08 per share, increasing the cash dividend by 14% for an annual payout rate $0.32 per share. The dividend will be paid on August 8, 2012, to stockholders of record as of July 25, 2012.

VSE has paid cash dividends since 1973 and has increased its dividend each year since 2004. The payment and amount of future dividends are subject to authorization by the Board of Directors, and will depend on then current conditions, including the Company's earnings, financial condition, working capital requirements, and other factors.

VSE CEO, Maurice “Mo” Gauthier said, “Based on our first quarter 2012 results with improvements to our operating income, margin and earnings per share (EPS), due in large part to the June 2011 acquisition and successful integration of Wheeler Bros., Inc., we are able to reflect our appreciation for our stockholders’ loyalty and support by once again increasing our dividend.”

About VSE

Established in 1959, VSE is a diversified federal services company with experience in solving issues of global significance with integrity, agility, and value. VSE is dedicated to making our clients successful by delivering talented people and innovative solutions for logistics, engineering, IT services, construction management, consulting and supply chain management. For additional information on VSE services and products, please see the Company's web site at www.vsecorp.com or contact Randy Hollstein, VSE Corporate Vice President of Sales and Marketing, at (703) 329-3206.

Safe Harbor

This news release contains statements that to the extent they are not recitations of historical fact, constitute “forward looking statements” under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, see VSE’s public filings with the Securities and Exchange Commission, including VSE’s annual report on Form 10-K for the year ended December 31, 2011 and subsequent reports filed with the Securities and Exchange Commission.

VSE Financial News Contact: Christine Kaineg -- (703) 329-3263.